File No. 333-_____

As filed with the Securities and Exchange Commission on May 8, 2026

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ADVANCED ENERGY INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	84-0846841
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
1595 Wynkoop Street, Suite 800 Denver, Colorado	80202
(Address of Principal Executive Offices)	(Zip Code)

Advanced Energy Industries, Inc. Employee Stock Purchase Plan
(Full title of the plan)

Elizabeth K. Vonne

Executive Vice President, General Counsel and Corporate Secretary

Advanced Energy Industries, Inc.

1595 Wynkoop Street, Suite 800

Denver, Colorado 80202

(Name and address of agent for service)

970-407-6626

(Telephone number, including area code, of agent for service)

with a copy to: Jonathan P. Witt Foley & Lardner LLP 500 Woodward Avenue Detroit, Michigan 48226 313-234-7100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

STATEMENT PURSUANT TO GENERAL INSTRUCTION E TO FORM S-8

The purpose of this Registration Statement is to register an additional 500,000 shares of common stock, par value $0.001 per share (“Common Stock”), of Advanced Energy Industries, Inc. (the “Company”) for offer and sale under the Advanced Energy Industries, Inc. Employee Stock Purchase Plan.

Pursuant to General Instruction E of Form S-8, the contents the following Registration Statements of the Company filed with the Securities and Exchange Commission (the “Commission”) relating to the Employee Stock Purchase Plan, including the documents incorporated by reference therein, are hereby incorporated by reference into this Registration Statement: (i) the Registration Statement on Form S-8 (File No. 333-04073) filed on May 20, 1996; (ii) the Registration Statement on Form S-8 (File No. 333-105367) filed on May 19, 2003; (iii) the Registration Statement on Form S-8 (File No. 333-129858) filed on November 21, 2005; and (iv) the Registration Statement on Form S-8 (File No. 333-168519) filed on August 4, 2010.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the Commission by the Company are hereby incorporated herein by reference:

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Commission on February 13, 2026;

(b)	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 filed with the Commission on May 4, 2026;

(c)	the Company’s Current Reports on Form 8-K filed on May 4, 2026, and May 8, 2026; and

(d)	the description of the Common Stock contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on October 12, 1995, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

Delaware General Corporation Law.

As a Delaware corporation, the Company is subject to the provisions of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”). Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action if the person acted in good faith and in a manner the person reasonably believed was in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.

Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a by-law shall not be eliminated or impaired by an amendment to or repeal or elimination of the certificate of incorporation or the by-laws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Certificate of Incorporation

The Company’s Certificate of Incorporation provides that no director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except for liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the company or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under Section 174 of the Delaware General Corporation Law, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (v) an officer in any action by or in the right of the Company. While the Certificate of Incorporation provides protection from awards for monetary damages for breaches of the duty of care, it does not eliminate the director’s or officer’s duty of care. Accordingly, the Certificate of Incorporation will not affect the availability of equitable remedies such as an injunction based on a director’s or officer’s breach of the duty of care.

By-laws

The Company’s By-laws provide for the indemnification of the Company’s executive officers and directors to the fullest extent not prohibited by the Delaware General Corporation Law; provided, however, that the Company may modify the extent of such indemnification by individual contracts with the Company’s executive officers and directors; and, provided further, that the Company shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless: (i) such indemnification is expressly required to be made by law; (ii) the proceeding was authorized by the Company’s board of directors; (iii) such indemnification is provided by the Company, in the Company’s sole discretion, pursuant to the powers vested in the Company under the Delaware General Corporation Law; or (iv) such indemnification is required to be made under Article XI, Section 43, Subsection (d) of the Company’s By-laws. Expenses for the defense of any action for which indemnification may be available may be advanced by the Company under certain circumstances.

Indemnification Agreements

The Company has entered into indemnity agreements with each of the members of its board of directors and each of its executive officers. Pursuant to such indemnity agreements, the Company is required to indemnify each such person to the fullest extent permitted by the Delaware General Corporation Law against any liability incurred by such person in any proceeding in which such person is a party because he or she is a director or executive officer of the Company.

Other Insurance

The Company maintains a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers, including liabilities under the Securities Act of 1933, as amended.

Item 8.	Exhibits.

Exhibit Number	Description	Incorporated by Reference
		Form	File No.	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation of Advanced Energy Industries, Inc.	8-K	000-26966	3.1	May 1, 2024

4.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Advanced Energy Industries, Inc.	8-K	000-26966	3.1	May 8, 2026

4.3	Third Amended and Restated By-Laws of Advanced Energy Industries, Inc.	8-K	000-26966	3.2	May 1, 2024

4.4	Employee Stock Purchase Plan	DEF14A	000-26966	Appendix B	March 10, 2021

5.1	Opinion of Foley & Lardner LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Foley & Lardner LLP (contained in Exhibit 5.1 hereto).

24.1	Power of Attorney (included on the signature page hereto).

107	Filing Fee Table.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on May 8, 2026.

ADVANCED ENERGY INDUSTRIES, INC.

By:	/s/ Elizabeth K. Vonne
Elizabeth K. Vonne
Executive Vice President, General Counsel, and Corporate Secretary

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 8, 2026. Each person whose signature appears below constitutes and appoints Paul Oldham and Elizabeth K. Vonne, and each of them individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Stephen D. Kelley	Chief Executive Officer and Director
Stephen D. Kelley	(Principal Executive Officer)

/s/ Paul Oldham	Chief Financial Officer and Executive Vice President
Paul Oldham	(Principal Financial Officer)

/s/ Bernard R. Colpitts, Jr.	Chief Accounting Officer and Senior Vice President
Bernard R. Colpitts, Jr.	(Principal Accounting Officer)

/s/ Grant H. Beard	Chairman of the Board
Grant H. Beard

/s/ Frederick A. Ball	Director
Frederick A. Ball

/s/ Anne T. DelSanto	Director
Anne T. DelSanto

/s/ Tina M. Donikowski	Director
Tina M. Donikowski

/s/ Ronald C. Foster	Director
Ronald C. Foster

/s/ Lanesha T. Minnix	Director
Lanesha T. Minnix

/s/ David W. Reed	Director
David W. Reed

/s/ John A. Roush	Director
John A. Roush

/s/ Brian M. Shirley	Director
Brian M. Shirley

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